UNITED STATES                            OMB APPROVAL
               SECURITIES AND EXCHANGE COMMISSION
F O R M  4                                            OMB Number:   3235-0287
                     Washington, D.C. 20549           Expires:September 30, 1998
                                                      Estimated average burden
  Check this box if no longer                         hours per response.....0.5
  subject to Section 16. Form 4 or
  Form 5 obligation may continue.
  See Instruction 1(b).
                        Filed pursuant to Section 16(a)
                    of the Securities Exchange Act of 1934,
                      Section 17(a) of the Public Utility
                         Holding Company Act of 1935 or
              section 30(f) of the Investment Company Act of 1940
-------------------------------------------------------------------------------

|1.Name and Address of Reporting Person |2.Issuer Name and Ticker or Trading Symbol|6.Relationship of Reporting Person(s) to Issuer|
|                                       |                                          |                                               |
|  BARON             RONALD             | SUN INTERNATIONAL HOTELS, LTD.           |   _____ Director            _X__ 10% Owner    |
|---------------------------------------|------------------------------------------|                                               |
|  (Last)            (First)        (MI)|3.IRS or Social Security|4. Statement for |   _____ Officer(give        ____ Other(specify|
|                                       |  Number of Reporting   |   Month/Year    |                 title below)           below) |
|                                       |  Person (Voluntary)    |                 |           ___________________________         |
|  767 Fifth Avenue                     |                        |   AUGUST 2001   |                                               |
|---------------------------------------|                        |-----------------|-----------------------------------------------|
|             (Street)                  |                        |5. If Amendment, |7.Individual or Joint/Group Filing             |
|                                       |                        |   Date of Orignl|                                               |
|                                       |                        |   (Month/Year)  |  _X Form filed by One Reporting Person        |
|  New York        New York     10153   |                        |                 |  __ Form filed by > than One Reporting Person |
|---------------------------------------|------------------------------------------------------------------------------------------|
|  (City)          (State)      (Zip)   |                                                                                          |
|                                       |      TABLE I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned    |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security                   |2.Trans- |3.Trans- |4.Securities Acquired (A)       |5.Amount of   |6.Owner-  |7.Nature of|
|                                       |  action |  action |  or Disposed of (D)            |  Securities  |  ship    |  Indirect |
|                                       |  Date   |  Code   |                                |  Beneficially|  Form:   |  Beneficial
|                                       |         |         |                                |  Owned at    |  Direct  |  Owners-  |
|                                       | (Month/ |------------------------------------------|  End of Month|  (D) or  |  ship     |
|                                       |  Day/   |     |   |              |(A) or |         |              |  Indirect|           |
|                                       |  Year)  | Code| V |   Amount     |(D)    |  Price  |              |  (I)     |           |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                       |         |     |   |              |       |         |              |          |           |
| ORDINARY                              | 08/03/01|  P  |   |     5,574    |   A   | 25.9400 |              |          |           |
|---------------------------------------|---------|-----|---|--------------|-------|---------|--------------|----------|-----------|
|                                       |         |     |   |              |       |         |              |          |           |
|                                       | 08/03/01|  P  |   |    40,231    |   A   | 25.9592 |              |          |           |
|---------------------------------------|---------|-----|---|--------------|-------|---------|--------------|----------|-----------|
|                                       |         |     |   |              |       |         |              |          |           |
|                                       | 08/06/01|  p  |   |     1,977    |   A   | 26.7866 |              |          |           |
|---------------------------------------|---------|-----|---|--------------|-------|---------|--------------|----------|-----------|
|                                       |         |     |   |              |       |         |              |          |           |
|                                       | 08/07/01|  P  |   |    10,649    |   A   | 27.9649 |              |          |           |
|---------------------------------------|---------|-----|---|--------------|-------|---------|--------------|----------|-----------|
|                                       |         |     |   |              |       |         |              |          |           |
|                                       | 08/08/01|  P  |   |       526    |   A   | 28.0580 |              |          |           |
|---------------------------------------|---------|-----|---|--------------|-------|---------|--------------|----------|-----------|
|                                       |         |     |   |              |       |         |              |          |           |
|                                       | 08/09/01|  P  |   |     1,578    |   A   | 27.8400 |              |          |           |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                       |         |     |   |              |       |         |              |          |           |
|                                       | 08/10/01|  P  |   |       936    |   A   | 28.0794 |              |          |           |
|---------------------------------------|---------|-----|---|--------------|-------|---------|--------------|----------|-----------|
|                                       |         |     |   |              |       |         |              |          |           |
|                                       | 08/13/01|  P  |   |     3,813    |   A   | 28.0310 |              |          |           |
|---------------------------------------|---------|-----|---|--------------|-------|---------|--------------|----------|-----------|
|                                       |         |     |   |              |       |         |              |          |           |
|                                       | 08/13/01|  p  |   |       657    |   A   | 28.0500 |              |          |           |
|---------------------------------------|---------|-----|---|--------------|-------|---------|--------------|----------|-----------|
|                                       |         |     |   |              |       |         |              |          |           |
|                                       | 08/13/01|  P  |   |       605    |   A   | 28.0800 |              |          |           |
|---------------------------------------|---------|-----|---|--------------|-------|---------|--------------|----------|-----------|
|                                       |         |     |   |              |       |         |              |          |           |
|                                       | 08/14/01|  P  |   |     2,629    |   A   | 28.0000 |              |          |           |
|---------------------------------------|---------|-----|---|--------------|-------|---------|--------------|----------|-----------|
|                                       |         |     |   |              |       |         |              |          |           |
|                                       | 08/16/01|  P  |   |       526    |   A   | 28.1750 |              |          |           |
|----------------------------------------------------------------------------------------------------------------------------------|
|                                       |         |     |   |              |       |         |              |          |           |
|                                       | 08/17/01|  P  |   |       263    |   A   | 28.2980 |              |          |           |
|---------------------------------------|---------|-----|---|--------------|-------|---------|--------------|----------|-----------|
|                                       |         |     |   |              |       |         |              |          |           |
|                                       | 08/21/01|  p  |   |       342    |   A   | 28.3000 |              |          |           |
|---------------------------------------|---------|-----|---|--------------|-------|---------|--------------|----------|-----------|
|                                       |         |     |   |              |       |         |              |          |           |
|                                       | 08/24/01|  P  |   |     1,420    |   A   | 28.0188 |              |          |           |
|---------------------------------------|---------|-----|---|--------------|-------|---------|--------------|----------|-----------|
|                                       |         |     |   |              |       |         |              |          |           |
|                                       | 08/27/01|  P  |   |        53    |   A   | 28.0350 |              |          |           |
|---------------------------------------|---------|-----|---|--------------|-------|---------|--------------|----------|-----------|
|                                       |         |     |   |              |       |         |              |          |           |
|                                       | 08/28/01|  P  |   |        26    |   A   | 28.0330 |   125,238    |    D     |           |
|---------------------------------------|---------|-----|---|--------------|-------|---------|--------------|----------|-----------|
|                                                                                                                                  |
|                                                                                                                                  |
|                                                                                                                                  |
------------------------------------------------------------------------------------------------------------------------------------
 Reminder: Report o a separate line for each class of securities beneficially owned directly or indirectly.
 * If the form is filed by more than one reporting person, see Instruction 4(b)(v).

FORM 4 (continued)      TABLE II - Derivatives Securities Acquired, Disposed of,
                                   or Beneficially Owned (e.g. puts, calls,
                                   warrants, options, convertible securities)
--------------------------------------------------------------------------------

|1.Title of  |2.Conver-|3.Trans |4.Trans-|5.Number of Deriv- |6.Date Exer-   |7.Title & Amt of|8.Price|9.Number|10.Owner-|11.Nature|
|  Derivative|  sion or|  Date  |  action|  ative Securities |  cisable and  |  Underlying    |  of   |  of    |   ship  |   of    |
|  Security  |  Excer- |        |  Code  |  Acquired (A) or  |  Expiration   |  Securities    |  Deriv|  deriv |   Form  |   Indir |
|            |  cise   | (Month/|        |  Disposed(D)      |  Date         |                |  ative|  ative |   of Der|   Bene- |
|            |  Price  |  Day/  |        |                   |  (Month/Day/  |                |  Secur|  Secur |   vative|   ficial|
|            |  of Deri|  Year) |        |                   |               |                |  ity  |  ities |   Secur |   Owner-|
|            |  vative |        |        |                   |---------------|----------------|       |  Bene  |   ity:  |   ship  |
|            |  Secur  |        |        |                   |Date  |Expira  |      |Amount or|       |  ficial|   Direct|         |
|            |  ity    |        |--------|-------------------|Exer  |tion    | Title|Number of|       |  ly    |   (D) or|         |
|            |         |        |    |   |         |         |cis   |Date    |      |Shares   |       |  Owned |   Indir |         |
|            |         |        |    |   |         |         |able  |        |      |         |       |  at End|   ect   |         |
|            |         |        |Code| V |   (A)   |   (D)   |      |        |      |         |       |  of Mo.|   (I)   |         |
|----------------------------------------------------------------------------------------------------------------------------------|
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|------------|---------|--------|----|---|---------|---------|------|--------|------|---------|-------|--------|---------|---------|
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|------------|---------|--------|----|---|---------|---------|------|--------|------|---------|-------|--------|---------|---------|
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|------------|---------|--------|----|---|---------|---------|------|--------|------|---------|-------|--------|---------|---------|
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|------------|---------|--------|----|---|---------|---------|------|--------|------|---------|-------|--------|---------|---------|
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|------------|---------|--------|----|---|---------|---------|------|--------|------|---------|-------|--------|---------|---------|
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|------------|---------|--------|----|---|---------|---------|------|--------|------|---------|-------|--------|---------|---------|
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|------------|---------|--------|----|---|---------|---------|------|--------|------|---------|-------|--------|---------|---------|
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|------------|---------|--------|----|---|---------|---------|------|--------|------|---------|-------|--------|---------|---------|
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|------------|---------|--------|----|---|---------|---------|------|--------|------|---------|-------|--------|---------|---------|
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
|            |         |        |    |   |         |         |      |        |      |         |       |        |         |         |
------------------------------------------------------------------------------------------------------------------------------------
 Explanation of Responses:



                             /s/ Ronald Baron                 September 10, 2001
                             -------------------------------- ------------------
                             **Signature of Reporting Person  Date

**Intentional  misstatements or omissions of facts  constitute  Federal Criminal
  Violations.